Exhibit 99.2

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS Crane NXT (A Business of Crane Holdings, Co.) As of March 31, 2023 and for the Three Months Ended March 31, 2023 and 2022

Unaudited Condensed Combined Financial Statements

As of March 31, 2023 and

for the Three Months Ended March 31, 2023 and 2022

Contents

EXPLANATORY NOTE	1

CONDENSED COMBINED STATEMENTS OF OPERATIONS	2

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME	3

CONDENSED COMBINED BALANCE SHEETS	4

CONDENSED COMBINED STATEMENTS OF CASH FLOWS	6

CONDENSED COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT	8

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS	9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22

EXPLANATORY NOTE

On April 3, 2023, Crane Holdings, Co. was separated into two independent, publicly-traded companies, Crane NXT, Co. and Crane Company (the “Separation”). As part of the Separation, the Aerospace & Electronics, Process Flow Technologies and Engineered Materials businesses of Crane Holdings were spun off to Crane Company. Also as part of the Separation, Crane Holdings, Co. retained the Payment and Merchandising Technologies business and was renamed Crane NXT, Co. References herein to “Crane NXT,” the “Business,” “we,” “us” and “our” refer to the Crane NXT business (which, as of March 31, 2023, was a business of Crane Holdings). References to “Crane Holdings” refer to Crane Holdings, Co. and its subsidiaries prior to the consummation of the Separation on April 3, 2023.

PART I: FINANCIAL INFORMATION

ITEM 1: FINANCIAL STATEMENTS

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended

	March 31,

(in millions, except per share data)	2023	2022

Net sales	$329.1	$332.6

Operating costs and expenses:

Cost of sales	174.4	179.1

Selling, general and administrative	88.8	76.6

Operating profit	65.9	76.9

Other (expense) income:

Interest income	0.2	—

Interest expense	(10.4)	(10.5)

Related party interest expense	(2.5)	(3.7)

Miscellaneous income, net	1.4	0.8

Total other expense	(11.3)	(13.4)

Income before income taxes	54.6	63.5

Provision for income taxes	10.9	14.0

Net income attributable to common shareholders	$43.7	$49.5

Earnings per share:

Basic	$0.77	$0.87

Diluted	$0.76	$0.85

Average shares outstanding:

Basic	56.5	57.1

Diluted	57.3	57.9

See Notes to Unaudited Condensed Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended

	March 31,

(in millions)	2023	2022

Net income attributable to common shareholders	$43.7	$49.5

Components of other comprehensive income (loss), net of tax

Currency translation adjustment	4.9	(16.1)

Changes in pension and postretirement plan assets and benefit obligation, net of tax	(0.5)	(0.2)

Other comprehensive income (loss), net of tax	4.4	(16.3)

Comprehensive income attributable to common shareholders	$48.1	$33.2

See Notes to Unaudited Condensed Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

CONDENSED COMBINED BALANCE SHEETS

(UNAUDITED)

(in millions)	March 31, 2023	December 31, 2022

Assets

Current assets:

Cash and cash equivalents	$218.2	$230.7

Accounts receivable, net of allowance for credit losses of $10.1 as of March 31, 2023 and $6.1 as of December 31, 2022	185.3	205.1

Inventories, net:

Finished goods	38.6	26.2

Finished parts and subassemblies	24.3	23.0

Work in process	8.7	12.7

Raw materials	87.1	83.7

Inventories, net	158.7	145.6

Other current assets	47.1	41.9

Total current assets	609.3	623.3

Property, plant and equipment:

Cost	528.8	521.5

Less: accumulated depreciation	270.9	259.9

Property, plant and equipment, net	257.9	261.6

Long-term deferred tax assets	6.2	6.3

Other assets	59.4	56.7

Intangible assets, net	335.9	344.9

Goodwill	837.8	836.6

Total assets	$2,106.5	$2,129.4

See Notes to Unaudited Condensed Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

CONDENSED COMBINED BALANCE SHEETS

(UNAUDITED)

(in millions)	March 31, 2023	December 31, 2022

Liabilities and Crane net investment

Current liabilities:

Short-term borrowings	$308.5	$299.7

Accounts payable	96.0	109.6

Accrued liabilities	180.3	204.2

U.S. and foreign taxes on income	24.4	17.9

Total current liabilities	609.2	631.4

Long-term debt	882.0	545.1

Accrued pension and postretirement benefits	20.1	21.1

Long-term deferred tax liability	112.4	109.5

Other liabilities	41.7	38.5

Total liabilities	1,665.4	1,345.6

Commitments and contingencies (Note 11)

Crane net investment:

Crane net investment	568.2	915.3

Accumulated other comprehensive loss	(127.1)	(131.5)

Total Crane net investment	441.1	783.8

Total liabilities and Crane net investment	$2,106.5	$2,129.4

See Notes to Unaudited Condensed Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended

	March 31,

(in millions)	2023	2022

Operating activities:

Net income attributable to common shareholders	$43.7	$49.5

Adjustments to reconcile net income to net cash flows provided by operating activities:

Depreciation and amortization	19.0	19.9

Stock-based compensation expense	2.3	2.1

Defined benefit plans and postretirement credit	(0.2)	—

Deferred income taxes	3.1	4.0

Cash used for operating working capital	(28.7)	(46.7)

Other	(3.7)	1.0

Total provided by operating activities	$35.5	$29.8

Investing activities:

Capital expenditures	(4.0)	(2.5)

Total used for investing activities	$(4.0)	$(2.5)

Financing activities:

Debt issuance costs	$(4.0)	$—

Proceeds from term loan	350.0	—

Net transfers to Crane	(392.6)	(22.9)

Total used for financing activities	$(46.6)	$(22.9)

Effect of exchange rates on cash and cash equivalents	$2.6	$(2.3)

(Decrease) increase in cash and cash equivalents	(12.5)	2.1

Cash and cash equivalents at beginning of period	230.7	101.2

Cash and cash equivalents at end of period	$218.2	$103.3

See Notes to Unaudited Condensed Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended

	March 31,

(in millions)	2023	2022

Detail of cash provided by (used for) operating working capital:

Accounts receivable	$21.0	$6.7

Inventories	(12.2)	(1.3)

Other current assets	(4.7)	(6.8)

Accounts payable	(13.9)	(14.6)

Accrued liabilities	(26.0)	(37.4)

U.S. and foreign taxes on income	7.1	6.7

Total	$(28.7)	$(46.7)

Supplemental disclosure of cash flow information:

Interest paid	$7.4	$7.4

Income taxes paid	$6.1	$7.6

See Notes to Unaudited Condensed Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

CONDENSED COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

(UNAUDITED)

(in millions)	Crane net investment	Accumulated Other Comprehensive Loss	Total Crane net investment

BALANCE DECEMBER 31, 2022	$915.3	$(131.5)	$783.8

Net income attributable to common shareholders	43.7	—	43.7

Stock-based compensation expense	2.3	—	2.3

Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	(0.5)	(0.5)

Currency translation adjustment	—	4.9	4.9

Net transfers to Crane	(393.1)	—	(393.1)

BALANCE MARCH 31, 2023	$568.2	$(127.1)	$441.1

(in millions)	Crane net investment	Accumulated Other Comprehensive Loss	Total Crane net investment

BALANCE DECEMBER 31, 2021	$836.1	$(72.3)	$763.8

Net income attributable to common shareholders	49.5	—	49.5

Stock-based compensation expense	2.1	—	2.1

Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	(0.2)	(0.2)

Currency translation adjustment	—	(16.1)	(16.1)

Net transfers to Crane	(22.9)	—	(22.9)

BALANCE MARCH 31, 2022	$864.8	$(88.6)	$776.2

See Notes to Unaudited Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The accompanying Unaudited Condensed Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and, therefore, reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. These Unaudited Condensed Combined Financial Statements should be read in conjunction with the Crane NXT (A Business of Crane Holdings, Co.) Combined Financial Statements and Notes to Combined Financial Statements for the year ended December 31, 2022 previously filed on Form 8-K.

On April 3, 2023, Crane Holdings, Co. was separated into two independent, publicly-traded companies, Crane NXT, Co. and Crane Company (the “Separation”). As part of the Separation, the Aerospace & Electronics, Process Flow Technologies and Engineered Materials businesses of Crane Holdings were spun off to Crane Company. Also as part of the Separation, Crane Holdings, Co. retained the Payment and Merchandising Technologies business and was renamed Crane NXT, Co. References herein to “Crane NXT,” the “Business,” “we,” “us” and “our” refer to the Crane NXT business (which, as of March 31, 2023, was a business of Crane Holdings, Co.). References to “Crane Holdings” refer to Crane Holdings, Co. and its subsidiaries prior to the consummation of the Separation on April 3, 2023.

Crane NXT is a leading provider of trusted technology solutions to secure, detect, and authenticate our customers’ most valuable assets. We are comprised of two reporting segments: Crane Payment Innovations (“CPI”) and Crane Currency. Our primary end markets include governments and a wide range of consumer related end markets including retail and gaming. See Note 3, “Segment Information” for the relative size of these segments in relation to the total company (both net sales and total assets).

The Unaudited Condensed Combined Statements of Operations include all revenues and costs directly attributable to the Business, including costs for facilities, functions and services used by the Business. Costs for certain functions and services performed by centralized Crane Holdings organizations are directly charged to the Business based on specific identification when possible or reasonable allocation methods such as net sales, headcount, usage or other allocation methods. The results of operations include allocations of costs for administrative functions and services performed on behalf of the Business by centralized groups within Crane Holdings (see Note 2, “Related Parties” for a description of the allocation methodologies). All charges and allocations for facilities, functions and services performed by Crane Holdings have been deemed settled in cash by the Business to Crane Holdings in the period in which the cost was recorded in the Unaudited Condensed Combined Statements of Operations. Current and deferred income taxes have been determined based on the stand-alone results of the Business. However, because the Business filed group tax returns as part of Crane Holdings in certain jurisdictions, the Business’ actual tax balances may differ from that reported. The Business’ portion of income taxes for certain jurisdictions is deemed to have been settled in the period the related tax expense was recorded.

Crane Holdings uses a centralized approach to cash management and financing its operations. Accordingly, none of the cash of Crane Holdings has been allocated to the Business in the Combined Financial Statements. However, cash balances primarily associated with certain Crane NXT foreign entities that did not participate in Crane Holdings’ cash management program have been included in the Combined Financial Statements. Transactions between Crane Holdings and the Business are deemed to have been settled immediately through “Crane net investment.” The net effect of the deemed settled transactions is reflected in the Unaudited Condensed Combined Statements of Cash Flows as “Net transfers to Crane” within financing activities and in the Unaudited Condensed Combined Balance Sheets as “Crane net investment.” Other transactions, which have historically been cash-settled, are reflected in the Unaudited Condensed Combined Balance Sheets within “Accounts receivable, net” and “Accounts payable.” The net effect of the deemed settled transactions is reflected in the Unaudited Condensed Combined Statements of Cash Flows as “Net transfers to Crane” within financing activities and in the Unaudited Condensed Combined Balance Sheets as “Crane net investment.”

All intracompany accounts and transactions within the Business have been eliminated in the preparation of the Unaudited Condensed Combined Financial Statements. The Unaudited Condensed Combined Financial Statements of the Business include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Business.

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

All allocations and estimates in the Unaudited Condensed Combined Financial Statements are based on assumptions that management believes are reasonable. However, the Unaudited Condensed Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of the Business in the future, or if the Business had been a separate, stand-alone entity during the periods presented.

Due to rounding, numbers presented throughout this report may not add up precisely to totals we provide, and percentages may not precisely reflect the absolute figures.

Separation

On April 3, 2023, Crane Holdings, Co. completed the Separation through a pro-rata distribution (the “Distribution”) of all of the issued and outstanding common stock of Crane Company to the stockholders of Crane Holdings, Co., which on April 3, 2023 was renamed “Crane NXT, Co.” The Distribution was effective at 5:00 p.m., Eastern Time, on April 3, 2023. As a result of the Distribution, Crane NXT, Co. and Crane Company each became independent public companies and Crane NXT, Co. common stock is listed under the symbol “CXT” on the New York Stock Exchange. Due to Crane Company’s larger operations, greater tangible assets, greater fair value and greater net sales, in each case, relative to Crane NXT, Co., among other factors, Crane Company will be treated as the “accounting spinnor” and therefore will be the “accounting successor” to Crane Holdings for accounting purposes, notwithstanding the legal form of the Separation. Therefore, following the Separation, Crane NXT, Co.’s historical financial statements are comprised solely of combined carve-out financial statements representing only those operations, assets, liabilities and equity of Crane NXT, Co., on a stand-alone basis derived from the consolidated financial statements and accounting records of Crane Holdings.

In connection with the Separation, Crane Holdings, Co., which on April 3, 2023 was renamed “Crane NXT, Co.”, entered into a new $350 million, 3-year term loan facility, and, on April 3, 2023, prior to the Separation, Crane Company paid a one-time cash dividend in the amount of $275 million to Crane Holdings, Co. See Note 12 – Financing for additional details.

Recent Accounting Pronouncements

The Business considered the applicability and impact of all Accounting Standards Updates issued by the Financial Accounting Standards Board (FASB) and determined them to be either not applicable or are not expected to have a material impact on the Business’s Unaudited Condensed Combined Statements of Operations, Balance Sheets and Cash Flows.

Note 2 - Related Parties

Historically, the Business has been managed and operated in the normal course of business with other affiliates of Crane Holdings. Accordingly, certain shared costs have been allocated to the Business and reflected as expenses in the Unaudited Condensed Combined Financial Statements.

Allocated Centralized Costs. The Unaudited Condensed Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Crane Holdings.

Crane Holdings incurred corporate costs for services provided to the Business as well as other Crane Holdings businesses. These services include treasury, tax, accounting, human resources, audit, legal, purchasing, information technology and other such services. The costs associated with these services generally include all payroll and benefit costs, as well as overhead costs related to the support functions. Crane Holdings also allocated costs associated with corporate insurance coverage and medical, pension, post-retirement and other health plan costs for employees participating in Crane Holdings sponsored plans. Allocations are based on several utilization measures including headcount, proportionate usage and relative net sales. All such amounts have been deemed to have been incurred and settled by the Business in the period in which the costs were recorded.

The allocated functional service expenses and general corporate expenses for the three months ended March 31, 2023 and 2022 were $13.5 million and $7.3 million, respectively, and are included in “Selling, general and administrative” in the Unaudited Condensed Combined Statements of Operations.

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

In the opinion of management of Crane Holdings and the Business, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during 2023 and 2022. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Cash Management and Financing. The Business participated in Crane Holdings’ centralized cash management and daily cash sweeps. Disbursements are made through centralized accounts payable systems which were operated by Crane Holdings. Cash receipts are transferred to centralized accounts, which were also maintained by Crane Holdings. As cash is received and disbursed by Crane Holdings, it is accounted for by the Business through “Crane net investment.” Historically, Crane Holdings has centrally managed and swept cash for most domestic and certain European entities. However, certain legal entities do not participate in Crane Holdings’ centralized cash management program for a variety of reasons. As such, the Business’ cash that is not included in the centralized cash management and financing programs is classified as “Cash and cash equivalents” on the Unaudited Condensed Combined Balance Sheets of Crane NXT.

Accounts Receivable and Payable. Certain related party transactions between the Business and Crane Holdings have been included within “Crane net investment” in the Unaudited Condensed Combined Balance Sheets in the historical periods presented when the related party transactions are not settled in cash. “Crane net investment” includes related party loans receivable due from Crane Holdings and its affiliates of $0.0 million and $27.2 million as of March 31, 2023 and December 31, 2022, respectively. “Crane net investment” includes related party loans payable due to Crane Holdings and its affiliates of $242.9 million and $232.1 million as of March 31, 2023 and December 31, 2022, respectively. For the three months ended March 31, 2023 and 2022, we recorded related party interest expense related to the loan activity with Crane Holdings and its affiliates of $2.5 million and $3.7 million, respectively, which is included in the Business’ results as “Related party interest expense” in the Unaudited Condensed Combined Statements of Operations. The total effect of the settlement of these related party transactions is reflected with “Net transfers to Crane” as a financing activity in the Unaudited Condensed Combined Statements of Cash Flows.

Additionally, certain transactions between the Business and other Crane Holdings affiliates are cash-settled on a current basis and, therefore, are reflected in the Unaudited Condensed Combined Balance Sheets. Accounts receivable, net includes $0.1 million and $0.1 million as of March 31, 2023 and December 31, 2022, respectively, and Accounts payable includes $1.2 million and $1.7 million as of March 31, 2023 and December 31, 2022, respectively, related to such transactions.

Note 3 - Segment Results

In accordance with ASC Topic 280, “Segment Reporting,” for purposes of segment performance measurement, we do not allocate to the business segments items that are of a non-operating nature; or corporate organizational and functional expenses of a governance nature.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies within the Crane NXT (A Business of Crane Holdings, Co.) Combined Financial Statements and Notes to the Combined Financial Statements for the year ended December 31, 2022.

Our segments are reported on the same basis used internally for evaluating performance and for allocating resources. We have two reporting segments: Crane Payment Innovations and Crane Currency.

A brief description of each of our segments are as follows:

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Crane Payment Innovations

CPI provides electronic equipment and associated software leveraging extensive and proprietary core capabilities with various detection and sensing technologies for applications including verification and authentication of payment transactions. CPI also provides advanced automation solutions, and processing systems, field service solutions, and remote diagnostics and productivity software solutions. Key research and development and manufacturing facilities are located in the United States, the United Kingdom, Mexico, Japan, Switzerland and Germany, with additional sales offices across the world.

Crane Currency

Crane Currency provides advanced security solutions based on proprietary technology for securing physical products, including banknotes, consumer goods and industrial products. Facilities are located in the United States, Sweden and Malta.

Financial information by reportable segment is set forth below.

	Three Months Ended
	March 31,
(in millions)	2023	2022

Net sales:

Crane Payment Innovations	$223.8	$211.0

Crane Currency	105.3	121.6

Total	$329.1	$332.6

Operating profit (loss):

Crane Payment Innovations	$61.8	$49.0

Crane Currency	17.6	35.2

Corporate	(13.5)	(7.3)

Total	$65.9	$76.9

Interest income	0.2	—

Interest expense	(10.4)	(10.5)

Related party interest expense	(2.5)	(3.7)

Miscellaneous income, net	1.4	0.8

Income before income taxes	$54.6	$63.5

(in millions)	March 31, 2023	December 31, 2022

Assets:

Crane Payment Innovations	$1,313.2	$1,266.1

Crane Currency	792.5	863.3

Corporate	0.8	—

Total	$2,106.5	$2,129.4

(in millions)	March 31, 2023	December 31, 2022

Goodwill:

Crane Payment Innovations	$623.6	$622.4

Crane Currency	214.2	214.2

Total	$837.8	$836.6

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 4 - Revenue

Disaggregation of Revenues

The following table presents net sales disaggregated by product line for each segment:

	Three Months Ended
	March 31,
(in millions)	2023	2022

Crane Payment Innovations

Products	$192.7	$181.7

Services	31.1	29.3

Total Crane Payment Innovations	$223.8	$211.0

Crane Currency

Banknotes and Security Products	$105.3	$121.6

Total Crane Currency	$105.3	$121.6

Net sales	$329.1	$332.6

Remaining Performance Obligations

The transaction price allocated to remaining performance obligations represents the transaction price of firm orders which have not yet been fulfilled. As of March 31, 2023, our performance obligations were $556.0 million. We expect to recognize approximately 92% of our remaining performance obligations as revenue in 2023 and the remainder in 2024.

Contract Assets and Contract Liabilities

Contract assets represent unbilled amounts that typically arise from contracts for customized products or contracts for products sold directly to the U.S. government or indirectly to the U.S. government through subcontracts, where revenue recognized using the cost-to-cost method exceeds the amount billed to the customer. Contract assets are assessed for impairment and recorded at their net realizable value. Contract liabilities represent advance payments from customers. Revenue related to contract liabilities is recognized when control is transferred to the customer. We report contract assets, which are included within “Other current assets” in our Unaudited Condensed Combined Balance Sheets, and contract liabilities, which are included within “Accrued liabilities” on our Unaudited Condensed Combined Balance Sheets, on a contract-by-contract net basis at the end of each reporting period. Net contract assets and contract liabilities consisted of the following:

(in millions)	March 31, 2023	December 31, 2022

Contract assets	$34.4	$31.8

Contract liabilities	$99.3	$93.6

We recognized revenue of $27.3 million during the three-month period ended March 31, 2023, related to contract liabilities as of December 31, 2022.

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 5 - Earnings Per Share

The basic earnings per share calculations are based on the weighted average number of Crane Holdings, Co. common shares outstanding during the period. For the three months ended March 31, 2023 and March 31, 2022, the shares presented are those of Crane Holdings, Co. and are treated as issued and outstanding from January 1, 2023 and 2022, respectively, for purposes of calculating historical earnings per share of Crane NXT. Potentially dilutive securities include outstanding stock options, restricted share units, deferred stock units and performance-based restricted share units. The effect of potentially dilutive securities is reflected in diluted earnings per common share by application of the treasury method. Diluted earnings per share gives effect to all potentially dilutive common shares outstanding during the period.

	Three Months Ended
	March 31,
(in millions, except per share data)	2023	2022

Net income attributable to common shareholders	$43.7	$49.5

Average basic shares outstanding	56.5	57.1

Effect of dilutive share-based awards	0.8	0.8

Average diluted shares outstanding	57.3	57.9

Earnings per basic share:	$0.77	$0.87

Earnings per diluted share:	$0.76	$0.85

Stock options, restricted share units, deferred stock units and performance-based restricted share units that were excluded from the calculation of diluted earnings per share because their effect is anti-dilutive was 0.4 million and 0.3 million for the three months ended March 31, 2023, and 2022, respectively.

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 6 - Changes in Accumulated Other Comprehensive Loss

The table below provides the accumulated balances for each classification of accumulated other comprehensive loss, as reflected on our Unaudited Condensed Combined Balance Sheets.

(in millions)	Defined Benefit Pension and Postretirement Items	Currency Translation Adjustment	Total (a)

Balance as of December 31, 2022	$9.0	$(140.5)	$(131.5)

Other comprehensive income before reclassifications	—	4.9	4.9

Amounts reclassified from accumulated other comprehensive loss	(0.5)	—	(0.5)

Net period other comprehensive (loss) income	(0.5)	4.9	4.4

Balance as of March 31, 2023	$8.5	$(135.6)	$(127.1)

(a)	Net of tax detriment $2.0 million and $2.1 million as of March 31, 2023 and December 31, 2022, respectively.

The table below illustrates the amounts reclassified out of each component of accumulated other comprehensive loss for the three month periods ended March 31, 2023 and 2022. Amortization of pension and postretirement components has been recorded within “Miscellaneous income, net” on our Unaudited Condensed Combined Statements of Operations.

	Three Months Ended March 31,
(in millions)	2023	2022

Amortization of pension items:

Prior service costs	$(0.2)	$(0.2)

Net loss	—	0.2

Amortization of postretirement items:

Prior service costs	(0.3)	(0.3)

Net gain	(0.1)	—

Total before tax	$(0.6)	$(0.3)

Tax impact	(0.1)	(0.1)

Total reclassifications for the period	$(0.5)	$(0.2)

Note 7 - Defined Benefit and Postretirement Benefits

The Business sponsors numerous single-employer international employee benefit plans. In addition, certain of our employees participate in employee benefit plans sponsored by Crane Holdings which include participants of other Crane Holdings businesses (the “Shared Plans”). We account for our participation in the Shared Plans as multiple employer benefit plans.

The components of net periodic benefit for the three months ended March 31, 2023 and 2022 are as follows:

	Pension		Postretirement
(in millions)	2023	2022	2023	2022

Service cost	$0.5	$0.6	$—	$0.1

Interest cost	0.5	0.2	0.2	0.2

Expected return on plan assets	(0.8)	(0.8)	—	—

Amortization of prior service cost	(0.2)	(0.2)	(0.3)	(0.3)

Amortization of net loss (gain)	—	0.2	(0.1)	—

Net periodic benefit	$—	$—	$(0.2)	$—

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The components of net periodic benefit, other than the service cost component, are included in “Miscellaneous (expense) income, net” in our Unaudited Condensed Combined Statements of Operations. Service cost is recorded within “Cost of sales” and “Selling, general and administrative” in our Unaudited Condensed Combined Statements of Operations.

We expect to contribute the following to our pension and postretirement plans:

(in millions)	Pension	Postretirement

Expected contributions in 2023	$1.9	$1.8

Amounts contributed during the three months ended March 31, 2023	$0.1	$1.5

Note 8 - Income Taxes

Effective Tax Rates

Our quarterly provision for income taxes is measured using an annual effective tax rate, adjusted for discrete items within the periods presented.

Our effective tax rates are as follows:

	Three Months Ended March 31,

	2023	2022

Effective Tax Rate	20.0%	22.1%

Our effective tax rate for the three months ended March 31, 2023 is lower than the prior year’s comparable period primarily due utilization of foreign tax credits in the current year.

Our effective tax rate for the three months ended March 31, 2023 is lower than the statutory U.S. federal tax rate of 21% primarily due to utilization of foreign tax credits.

The Business conducts business globally and, as a result, files income tax returns in U.S. federal and various state and foreign jurisdictions. In certain jurisdictions, the Business’ operations are included in the combined tax returns with Crane Holdings.

Unrecognized Tax Benefits

During the three months ended March 31, 2023, our gross unrecognized tax benefits, excluding interest and penalties, increased by $0.1 million, primarily due to increases in tax positions taken in the current period, partially offset by decreases in tax positions taken in the prior period. During the three months ended March 31, 2023, the total amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate increased by $0.2 million. The difference between these amounts relates to (1) offsetting tax effects from other tax jurisdictions, and (2) interest expense, net of deferred taxes.

During the three months ended March 31, 2023, we recognized $0.1 million of interest expense related to unrecognized tax benefits in our Unaudited Condensed Combined Statement of Operations. As of March 31, 2023, and December 31, 2022, the total amount of accrued interest and penalty expense related to unrecognized tax benefits recorded in our Unaudited Condensed Combined Balance Sheets was $1.3 million and $1.2 million, respectively.

During the next twelve months, it is reasonably possible that our unrecognized tax benefits may decrease by $5.0 million due to expiration of statutes of limitations and settlements with tax authorities. However, if the ultimate resolution of income tax examinations results in amounts that differ from this estimate, we will record additional income tax expense or benefit in the period in which such matters are effectively settled.

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 9 - Goodwill and Intangible Assets

Changes to goodwill are as follows:

(in millions)	Crane Payment Innovations	Crane Currency	Total

Balance as of December 31, 2022	$622.4	$214.2	$836.6

Currency translation	1.2	—	1.2

Balance as of March 31, 2023	$623.6	$214.2	$837.8

As of March 31, 2023, we had $335.9 million of net intangible assets, of which $45.5 million were intangibles with indefinite useful lives. As of December 31, 2022, we had $344.9 million of net intangible assets, of which $45.5 million were intangibles with indefinite useful lives.

Changes to intangible assets are as follows:

(in millions)	Three Months Ended March 31, 2023	Year Ended December 31, 2022

Balance at beginning of period, net of accumulated amortization	$344.9	$388.5

Amortization expense	(9.0)	(36.0)

Currency translation and other	—	(7.6)

Balance at end of period, net of accumulated amortization	$335.9	$344.9

A summary of intangible assets follows:

		March 31, 2023			December 31, 2022

(in millions)	Weighted Average Amortization Period of Finite Lived Assets (in years)	Gross Asset	Accumulated Amortization	Net	Gross Asset	Accumulated Amortization	Net

Intellectual property rights	10.1	$62.1	$14.3	$47.8	$62.0	$14.0	$48.0

Customer relationships and backlog	18.8	503.4	248.9	254.5	502.9	242.0	260.9

Other	10.0	99.1	65.5	33.6	98.7	62.7	36.0

Total	18.0	$664.6	$328.7	$335.9	$663.6	$318.7	$344.9

Future amortization expense associated with intangible assets is expected to be:

(in millions)

Remainder of 2023	$27.3

2024	35.9

2025	30.5

2026	30.3

2027	29.6

2028 and after	136.8

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 10 - Accrued Liabilities

Accrued liabilities consist of:

(in millions)	March 31, 2023	December 31, 2022

Contract liabilities	$99.3	$93.6

Employee related expenses	28.8	56.3

Current lease liabilities	6.5	7.4

Warranty	6.0	4.4

Other	39.7	42.5

Total	$180.3	$204.2

Note 11 - Commitments and Contingencies

We regularly review the status of lawsuits, claims and proceedings that have been or may be asserted against us relating to the conduct of our business, including those pertaining to product liability, patent infringement, commercial, employment, employee benefits, environmental and stockholder matters. We record a provision for a liability for such matters when it is considered probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions, if any, are reviewed quarterly and adjusted as additional information becomes available. If either or both of the criteria are not met, we assess whether there is at least a reasonable possibility that a loss, or additional losses, may have been incurred. If there is a reasonable possibility that a loss or additional loss may have been incurred for such matters, we disclose the estimate of the amount of loss or range of loss, disclose that the amount is immaterial, or disclose that an estimate of loss cannot be made, as applicable. We believe that as of March 31, 2023, there was no reasonable possibility that a material loss, or any additional material losses, may have been incurred for such matters.

Note 12 - Financing

Our debt, which was centrally managed as part of Crane Holdings’ centralized treasury function, as of March 31, 2023 and December 31, 2022 consisted of the following:

(in millions)	March 31, 2023	December 31, 2022

Term Facility (a)	$8.7	$—

4.45% notes due December 2023 (a)	299.8	299.7

Total short-term borrowings	$308.5	$299.7

Term Facility (a)	$339.3	$—

6.55% notes due November 2036 (a)	198.6	198.6

4.20% notes due March 2048 (a)	346.5	346.5

Other deferred financing costs associated with credit facilities	(2.4)	—

Total long-term debt	$882.0	$545.1

(a) Debt discounts and debt issuance costs totaled $7.1 million and $5.6 million as of March 31, 2023 and December 31, 2022, respectively, and have been netted against the aggregate principal amounts of the related debt in the components of the debt table above.

4.45% notes due December 2023 - On March 3, 2023, Crane Holdings, Co. notified bondholders of its intent to redeem all of its outstanding $300 million aggregate principal amount of its 4.45% senior notes due 2023 on April 4, 2023. Crane NXT completed the redemption on April 4, 2023.

Credit Facilities – On March 17, 2023, Crane Holdings, Co. entered into a new senior secured credit agreement (the “Credit Agreement”), which provides for (i) a $500 million, 5-year revolving credit facility (the “Revolving Facility”) and (ii) a $350 million, 3-year term loan facility (the “Term Facility”), funding under the Revolving Facility and the Term Facility became available in connection with the Separation, upon the satisfaction of customary conditions of facilities of this type. On March 31, 2023, Crane Holdings, Co. borrowed the full amount of the Term Facility.

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The Revolving Facility allows us to borrow, repay and re-borrow funds from time to time prior to the maturity of the Revolving Facility without any penalty or premium, subject to customary borrowing conditions for facilities of this type and the reimbursement of breakage costs. Borrowings under the Term Facility are prepayable without any premium or penalty, subject to customary reimbursement of breakage costs. Interest on loans advanced under the Credit Agreement accrues, at our option, at a rate per annum equal to (1) adjusted term SOFR plus a credit spread adjustment of 0.10% for the applicable interest period plus a margin ranging from 1.50% to 2.25% or (2) a base rate plus a margin ranging from 0.50% to 1.25%, in each case, with such margin determined based on the lower of the ratings of our senior, unsecured long-term debt (the “Ratings”) and our total net leverage ratio. We are required to pay a fee on undrawn commitments under the Revolving Facility at a rate per annum that ranges from 0.20% to 0.35%, based on the lower of the Ratings and our total net leverage ratio. The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on our and our subsidiaries with respect to indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets, transactions with affiliates, investments, hedging arrangements and amendments to our organizational documents or to certain subordinated debt agreements. As of the last day of each fiscal quarter, our total net leverage ratio cannot exceed 3.50 to 1.00 (provided that, at our election, such maximum ratio may be increased to 4.00 to 1.00 for specified periods following our consummation of certain material acquisitions) and our minimum interest coverage ratio must be at least 3.00 to 1.00. The Credit Agreement also includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by us or any of our material subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency or receivership events affecting us and our material subsidiaries, certain ERISA events, material judgments and a change in control, in each case, subject to cure periods and thresholds where customary.

Note 13 - Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are to be considered from the perspective of a market participant that holds the asset or owes the liability. The standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standards describe three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical or similar assets and liabilities.

Level 2: Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities. Level 2 assets and liabilities include over-the-counter derivatives, principally forward foreign exchange contracts, whose value is determined using pricing models with inputs that are generally based on published foreign exchange rates and exchange traded prices, adjusted for other specific inputs that are primarily observable in the market or can be derived principally from or corroborated by observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Valuation Technique

The carrying value of our financial assets and liabilities, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value, without being discounted, due to the short periods during which these amounts are outstanding.

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

We are exposed to certain risks related to our ongoing business operations, including market risks related to fluctuation in currency exchange. We use foreign exchange contracts to manage the risk of certain cross-currency business relationships to minimize the impact of currency exchange fluctuations on our earnings and cash flows. We do not hold or issue derivative financial instruments for trading or speculative purposes. Foreign exchange contracts not designated as hedging instruments had a notional value $85.7 million as of December 31, 2022. We had no such hedging instruments as of March 31, 2023. Our derivative assets and liabilities include foreign exchange contract derivatives that are measured at fair value using internal models based on observable market inputs such as forward rates and interest rates. Based on these inputs, the derivatives are classified within Level 2 of the valuation hierarchy. Such derivative receivable amounts are recorded within “Other current assets” on our Unaudited Condensed Combined Balance Sheets and were $5.8 million as of December 31, 2022. We had no such derivative receivables as of March 31, 2023.

Available-for-sale securities consist of rabbi trust investments that hold marketable securities for the benefit of participants in our Supplemental Executive Retirement Plan. These investments are measured at fair value using quoted market prices in an active market and are therefore classified within Level 1 of the valuation hierarchy. The fair value of available-for-sale securities was $0.4 million and $0.4 million as of March 31, 2023 and December 31, 2022, respectively. These investments are included in “Other assets” on our Unaudited Condensed Combined Balance Sheets.

Long-term debt rates currently available to us for debt with similar terms and remaining maturities are used to estimate the fair value for debt issues that are not quoted on an exchange. The estimated fair value of total debt, measured using Level 2 inputs, was $779.0 million and $753.1 million as of March 31, 2023 and December 31, 2022, respectively.

Note 14 - Restructuring

2022 Restructuring - In the fourth quarter of 2022, in response to economic uncertainty, we initiated modest workforce reductions in CPI of approximately 140 employees, or about 4% of our global workforce. We expect to substantially complete the program in the fourth quarter of 2023.

We did not incur any restructuring costs during the three months ended March 31, 2023 or March 31, 2022. We have incurred $6.2 million of cumulative restructuring costs, net through March 31, 2023, of which $5.7 million related to severance and $0.5 million related to other costs. We do not expect to incur additional costs to complete these actions.

The following table summarizes the accrual balances related to the 2022 Restructuring program:

(in millions)	2022 Restructuring

Severance:

Balance as of December 31, 2022 (a)	$6.0

Utilization	(2.6)

Balance as of March 31, 2023 (a)	$3.4

(a)	Included within Accrued Liabilities in the Unaudited Condensed Combined Balance Sheets.

Note 15 - Subsequent Events

The Business evaluated events and transactions occurring subsequent to March 31, 2023 through May 10, 2023, the date the Unaudited Condensed Combined Financial Statements were issued.

Dividend from Crane Company

Prior to the consummation of the Separation, the Board of Directors of Crane Company declared a one-time cash dividend in the amount of $275 million to Crane Holdings, Co., its sole stockholder at that time, and paid such dividend on April 3, 2023, prior to the consummation of the Separation.

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The Separation and Distribution

On April 3, 2023, the Separation was completed.

In connection with the Separation, Crane Holdings, Co., which was renamed “Crane NXT, Co.” immediately following the separation, and Crane Company entered into various agreements to effect the Separation and provide a framework for their relationship after the Separation, including a separation and distribution agreement, a transition services agreement, an employee matters agreement, a tax matters agreement and an intellectual property matters agreement. These agreements provide for the allocation between Crane NXT, Co. and Crane Company of assets, employees, liabilities and obligations (including property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at, and after the consummation of the Separation and govern certain relationships between Crane NXT, Co. and Crane Company after the Separation.

On April 3, 2023, in connection with the Separation, Crane NXT received approximately $80 million of cash through a transfer from Crane Holdings.

4.45% notes due December 2023

On April 4, 2023, Crane NXT redeemed all of its outstanding 4.45% senior notes due 2023, of which $300 million aggregate principal amount was outstanding upon redemption.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains information about Crane NXT, Co. (formerly known as Crane Holdings, Co), some of which includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements about our current condition. Investors can identify forward-looking statements by the use of terms such as “believes,” “contemplates,” “expects,” “may,” “could,” “should,” “would,” or “anticipates,” other similar phrases, or the negatives of these terms.

On April 3, 2023, Crane Holdings, Co. was separated into two independent, publicly-traded companies, Crane NXT, Co. and Crane Company (the “Separation”). As part of the Separation, the Aerospace & Electronics, Process Flow Technologies and Engineered Materials businesses of Crane Holdings were spun off to Crane Company. Also as part of the Separation, Crane Holdings, Co. retained the Payment and Merchandising Technologies business and was renamed Crane NXT, Co. References herein to “Crane NXT,” the “Business,” “we,” “us” and “our” refer to the Crane NXT business (which, as of March 31, 2023, was a business of Crane Holdings, Co.). References to “Crane Holdings” refer to Crane Holdings, Co. and its subsidiaries prior to the consummation of the Separation on April 3, 2023.

References to “core business” or “core sales” in this report include sales from acquired businesses starting from and after the first anniversary of the acquisition but exclude currency effects. Amounts in the following discussion are presented in millions, except employee, share and per share data, or unless otherwise stated.

We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the markets we serve. We caution investors that these statements are not guarantees of future performance and involve risks and uncertainties. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. There are a number of other factors, including risks and uncertainties related to the ongoing effects of the COVID-19 pandemic, that could cause actual results or outcomes to differ materially from those expressed or implied in the forward-looking statements. Such factors also include, among others: changes in global economic conditions (including inflationary pressures) and geopolitical risks, including macroeconomic fluctuations that may harm our business, results of operations and stock price; the effects of the ongoing coronavirus pandemic on our business and the global and U.S. economies generally; information systems and technology networks failures and breaches in data security, personally identifiable and other information, non-compliance with our contractual or other legal obligations regarding such information; our ability to source components and raw materials from suppliers, including disruptions and delays in our supply chain; demand for our products, which is variable and subject to factors beyond our control; governmental regulations and failure to comply with those regulations; fluctuations in the prices of our components and raw materials; loss of personnel or being able to hire and retain additional personnel needed to sustain and grow our business as planned; risks from environmental liabilities, costs, litigation and violations that could adversely affect our financial condition, results of operations, cash flows and reputation; risks associated with conducting a substantial portion of our business outside the United States; being unable to identify or complete acquisitions, or to successfully integrate the businesses we acquire, or complete dispositions; adverse impacts from intangible asset impairment charges; potential product liability or warranty claims; being unable to successfully develop and introduce new products, which would limit our ability to grow and maintain our competitive position and adversely affect our financial condition, results of operations and cash flow; significant competition in our markets; additional tax expenses or exposures that could affect our financial condition, results of operations and cash flows; inadequate or ineffective internal controls; specific risks relating to our reportable segments; the ability and willingness of Crane NXT, Co. and Crane Company to meet and/or perform their obligations under any contractual arrangements entered into among the parties in connection with the Separation and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; our ability to achieve some or all the benefits that we expect to achieve from the Separation; and other risks noted in reports that we file with the Securities and Exchange Commission, including the Crane Holdings, Co. (now known as Crane NXT, Co.) Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and subsequent reports and other documents filed with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward-looking statements to reflect any future events or circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Transactions

Separation

On April 3, 2023, Crane Holdings, Co. completed the Separation, as described in Note 1 - Basis of Presentation and Note 15 - Subsequent Events, in the accompanying Unaudited Condensed Combined Financial Statements above, through the Distribution of all of the issued and outstanding common stock of Crane Company to the stockholders of Crane Holdings, Co. Effective as of immediately following the consummation of the Separation on April 3, 2023, Crane Holdings, Co. was renamed “Crane NXT, Co.”

In connection with the Separation, Crane Holdings, Co. entered into the “Term Facility,” and, on April 3, 2023, Crane Company paid a one-time cash dividend in the amount of $275 million to Crane Holdings, Co. See Note 12, “Financing” for additional details. The proceeds of the dividend, along with cash on hand, was used to repay the $300 million of 4.45% notes due in December 2023.

As of April 4, 2023, Crane NXT held cash of approximately $270 million, reflecting an additional approximately $80 million of cash transferred from Crane Holdings, Co. as part of the separation, and total debt was $891 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results from Operations

The following information should be read in conjunction with our Condensed Combined Financial Statements and related notes. All comparisons below refer to the first quarter 2023 versus the first quarter 2022, unless otherwise specified.

	First Quarter		Favorable/(Unfavorable) Change

(dollars in millions)	2023	2022	$	%

Net sales	$329.1	$332.6	$(3.5)	(1.1)%

Cost of sales	174.4	179.1	4.7	2.6%

as a percentage of sales	53.0%	53.8%

Selling, general and administrative	88.8	76.6	(12.2)	(15.9)%

as a percentage of sales	27.0%	23.0%

Operating profit	65.9	76.9	(11.0)	(14.3)%

Operating margin	20.0%	23.1%

Other income (expense):

Interest income	0.2	—	0.2	NM

Interest expense	(10.4)	(10.5)	0.1	1.0%

Related party interest expense	(2.5)	(3.7)	1.2	32.4%

Miscellaneous income, net	1.4	0.8	0.6	75.0%

Total other expense	(11.3)	(13.4)	2.1	15.7%

Income before income taxes	54.6	63.5	(8.9)	(14.0)%

Provision for income taxes	10.9	14.0	3.1	22.1%

Net income attributable to common shareholders	$43.7	$49.5	$(5.8)	(11.7)%

Sales decreased $3.5 million, or 1.1%, to $329.1 million in 2023. The year-over-year change in sales included:

•	an increase in core sales of $8.9 million, or 2.7%, driven primarily by higher pricing; and

•	unfavorable foreign currency translation of $12.4 million, or 3.7%.

Cost of sales decreased by $4.7 million, or 2.6%, to $174.4 million in 2023, primarily reflecting lower volumes of $9.0 million, or 5.0%, strong productivity of $8.5 million, or 4.7%, and favorable foreign currency translation of $7.4 million, or 4.1%, partially offset by unfavorable mix of $14.2 million, or 7.9%, and an increase in material, labor and other manufacturing costs of $6.0 million, or 3.4%.

Selling, general and administrative expense increased by $12.2 million, or 15.9%, to $88.8 million in 2023, primarily due to higher administrative expenses of $13.2 million, or 17.2%, including $6.2 million, or 8.1%, of higher compensation and benefit costs, professional services and transaction costs predominantly related to the Separation, partially offset by favorable currency translation of $2.1 million, or 2.7%.

Operating profit decreased by $11.0 million, or 14.3%, to $65.9 million in 2023. The decrease primarily reflected an unfavorable mix of $14.2 million, or 18.5%, lower volumes of $12.0 million, or 15.6%, higher Separation related administrative expenses of $6.2 million, or 8.1%, and unfavorable foreign currency translation of $2.9 million, or 3.8%, partially offset by higher pricing net of inflation and productivity gains of $24.7 million, or 32.1%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comprehensive Income

	Three Months Ended

	March 31,

(in millions)	2023	2022

Net income	$43.7	$49.5

Components of other comprehensive income (loss), net of tax

Currency translation adjustment	4.9	(16.1)

Changes in pension and postretirement plan assets and benefit obligation, net of tax	(0.5)	(0.2)

Other comprehensive income (loss), net of tax	4.4	(16.3)

Comprehensive income attributable to common shareholders	$48.1	$33.2

For the three months ended March 31, 2023, other comprehensive income was $4.4 million compared to the loss of $16.3 million in the same period of 2022. The $20.7 million increase was primarily driven by $21.0 million year-over-year favorable impact of foreign currency translation adjustments, primarily related to the euro, Japanese yen and Swedish krona.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Segment Results of Operations

Crane Payment Innovations

	First Quarter		Favorable/(Unfavorable) Change

(dollars in millions)	2023	2022	$	%

Net sales by product line:

Payment Acceptance and Dispensing Products	$192.7	$181.7	$11.0	6.1%

Services	31.1	29.3	1.8	6.1%

Total net sales	$223.8	$211.0	$12.8	6.1%

Cost of sales	$107.4	$109.6	$2.2	2.0%

as a percentage of sales	48.0%	51.9%

Selling, general and administrative	$54.6	$52.4	$(2.2)	(4.2)%

as a percentage of sales	24.4%	24.8%

Operating profit	$61.8	$49.0	$12.8	26.1%

Operating margin	27.6%	23.2%

Sales increased $12.8 million, or 6.1%, to $223.8 million in 2023. The increase reflected higher core sales of $21.7 million, or 10.3%, partially offset by unfavorable foreign currency translation of $8.9 million, or 4.2%.

•

Sales of Payment Acceptance and Dispensing Products increased $11.0 million, or 6.1%, to $192.7 million in 2023, reflecting higher core sales of $19.9 million, or 11.0%, due to strong demand and higher pricing year over year, partially offset by unfavorable foreign currency translation of $8.9 million, or 4.9%, primarily due to the British pound and Japanese yen weakening against the U.S. dollar. The core sales increase primarily reflected higher component sales.

•	Service revenue increased by $1.8 million, or 6.1%, to $31.1 million in 2023, primarily driven by a higher volume of service contract sales.

Cost of sales decreased by $2.2 million, or 2.0%, to $107.4 million in 2023, primarily reflecting lower volumes and strong productivity of $7.8 million, or 7.1%, favorable foreign currency translation of $5.1 million, or 4.7%, partially offset by an increase in material, labor and other manufacturing costs of $7.6 million, or 6.9%, and unfavorable mix of $3.1 million, or 2.8%.

Selling, general and administrative expense increased by $2.2 million, or 4.2%, to $54.6 million in 2023, primarily reflecting an increase of $5.3 million, or 10.1%, in administrative and sales expenses, partially offset by restructuring savings of $1.7 million, or 3.2%, and favorable foreign currency translation of $1.5 million, or 2.9%.

Operating profit increased by $12.8 million, or 26.1%, to $61.8 million in 2023, primarily due to higher pricing net of inflation, and productivity gains, of $19.6 million, or 40.0%, offset by unfavorable mix of $3.1 million, or 6.3%, and unfavorable foreign currency translation of $2.3 million, or 4.7%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Crane Currency

	First Quarter		Favorable/(Unfavorable) Change

(dollars in millions)	2023	2022	$	%

Net sales	105.3	121.6	(16.3)	(13.4)%

Cost of sales	$67.0	$69.5	$2.5	3.6%

as a percentage of sales	63.6%	57.2%

Selling, general and administrative	$20.7	$16.9	$(3.8)	(22.5)%

as a percentage of sales	19.7%	13.9%

Operating profit	$17.6	$35.2	$(17.6)	(50.0)%

Operating margin	16.7%	28.9%

Banknote and security product sales decreased $16.3 million, or 13.4%, to $105.3 million in 2023. The decrease primarily related to lower core sales of $12.8 million, or 10.5%, and unfavorable foreign currency translation of $3.5 million, or 2.9%, as the euro weakened against the U.S. dollar. The core sales decrease primarily reflected lower sales to the U.S. Government, following a notably strong first quarter last year.

Cost of sales decreased by $2.5 million, or 3.6%, to $67.0 million in 2023. Relative to the decline in sales, the impact of lower volumes and productivity gains were more than offset by unfavorable mix and inflation.

Selling, general and administrative expense increased by $3.8 million, or 22.5%, to $20.7 million in 2023, primarily reflecting an increase of $3.0 million, or 17.8%, in administrative expenses.

Operating profit decreased by $17.6 million, or 50.0%, to $17.6 million in 2023. The decrease primarily reflected lower volumes of $10.9 million, or 31.0%, and unfavorable mix of $11.1 million, or 31.5%, both driven by anticipated lower sales to the U.S. Government, partially offset by productivity gains of $5.5 million, or 15.6%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

	Three Months Ended

	March 31,

(in millions)	2023	2022

Net cash provided by (used for) :

Operating activities	$35.5	$29.8

Investing activities	(4.0)	(2.5)

Financing activities	(46.6)	(22.9)

Effect of exchange rates on cash and cash equivalents	2.6	(2.3)

(Decrease) increase in cash and cash equivalents	$(12.5)	$2.1

Our operating philosophy is to deploy cash provided from operating activities, when appropriate, to provide value to shareholders by reinvesting in existing businesses, by making acquisitions that will strengthen and complement our portfolio, by divesting businesses that are no longer strategic or aligned with our portfolio and where such divestitures can generate capacity for strategic investments and initiatives that further optimize our portfolio, and by paying dividends. At any given time, and from time to time, we may be evaluating one or more of these opportunities, although we cannot assure investors if or when we will consummate any such transactions.

Our current cash balance, together with cash we expect to generate from future operations along with borrowings available under our revolving credit facility is expected to be sufficient to finance our short- and long-term capital requirements.

On April 4, 2023, we redeemed all of our outstanding 4.45% senior notes due 2023, of which $300 million aggregate principal amount was outstanding upon redemption.

On April 3, 2023, prior to the Separation, Crane Company paid a dividend to Crane Holdings, Co. in the amount of $275 million.

In March 2023, Crane Holdings, Co. entered into a new senior secured credit agreement, which provides for a $500 million, 5-year revolving credit facility and a $350 million, 3-year term loan facility. Funding under each facility became available in connection with the Separation, upon the satisfaction of customary conditions of facilities of this type. On March 31, 2023, Crane Holdings, Co. borrowed the full amount of the Term Facility.

Operating Activities

Cash provided by operating activities was $35.5 million in the first three months of 2023, as compared to $29.8 million during the same period last year. The increase in cash provided by operating activities was primarily driven by lower working capital requirements.

Investing Activities

Cash flows relating to investing activities consist primarily of cash used for acquisitions and capital expenditures, and cash provided by divestitures of businesses or assets. Cash used for investing activities was $4.0 million in the first three months of 2023, as compared to $2.5 million in the comparable period of 2022. The increase in cash used for investing activities was primarily related to $1.5 million higher capital expenditures. Capital expenditures are made primarily for replacing equipment, supporting new product development, and improving information systems.

Financing Activities

Financing cash flows consist primarily of repayments of indebtedness, proceeds from the issuance of long-term debt and debt issuance cost on new credit facilities. Cash used for financing activities was $46.6 million during the first three months of 2023 compared to $22.9 million in the comparable period of 2022. The increase in cash used for financing activities was primarily driven by the $392.6 million Net transfers to Crane, partially offset by $350.0 million of proceeds from the Term Facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Accounting Pronouncements

Information regarding new accounting pronouncements is included in Note 1 to our Condensed Combined Financial Statements.